Exhibit 99.1

For Information
James R. Edwards
303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY AND MITSUI ANNOUNCE EAGLE FORD
TRANSACTION CLOSING STATUS

DENVER, CO and HOUSTON, TX October 13, 2011 -

SM Energy Company (NYSE: SM) and Mitsui & Co., Ltd., the parent of Mitsui E&P Texas LP, today jointly announce that SM Energy and Mitsui E&P Texas LP have mutually agreed to extend the outside date for closing of their previously announced agreement concerning a 12.5% working interest in SM Energy's non-operated Eagle Ford position to December 23, 2011. This extension will allow the parties to continue efforts to satisfy outstanding closing conditions.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws, including forecasts and projections. The words "will," "believe," "budget," "anticipate," "plan," "intend," "estimate," "forecast," and "expect" and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include factors such as the uncertainty of negotiations to result in an agreement or a completed transaction, the uncertain nature of the expected benefits from the actual or expected acquisition, divestiture, farm down or joint venture of oil and gas properties, the uncertain nature of announced divestiture, joint venture, farm down or similar efforts and the ability to complete such transactions, the volatility and level of oil, natural gas, and natural gas liquids prices, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, the availability of drilling, completion, and operating equipment and services, the risks associated with the Company's commodity price risk management strategy, uncertainty regarding the ultimate impact of potentially dilutive securities, and other such matters discussed in the "Risk Factors" section of SM Energy's 2010 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANIES

SM Energy Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas, natural gas liquids, and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

Mitsui & Co., Ltd. is one of the most diversified and comprehensive trading, investment and service enterprises in the world, with 154 offices in 67 counties as of September, 2011. Utilizing the global operating locations, network and information resources, Mitsui is multilaterally pursuing business that ranges from product sales, worldwide logistics and financing, through to the development of major international infrastructure and other projects in the following fields, Iron & Steel Products, Mineral & Metal Resources, Infrastructure Projects, Motor Vehicles, Marine & Aerospace, Chemicals, Energy, Foods & Retail, Consumer Services, Information, Electronics and Telecommunications, Financial Markets and Transportation Logistics. For more information, please visit its website at http://www.mitsui.com.